Exhibit 99.4

Q&K International Group Limited

(the Company)

SHARE TRANSFER

Innovative Housing Solutions Pte. Ltd., a company incorporated under the laws of Singapore whose registered office is at 1 Temasek Avenue, #20-01, Millenia Tower, Singapore (the Transferor), for good and valuable consideration received by us from IHS Green Holdings Ltd., a company incorporated under the laws of the Cayman Islands whose registered office is at 190 Elgin Avenue, George Town, Grand Cayman KY1-9005, Cayman Islands (the Transferee), hereby transfers to the Transferee 96,491,652 Class A ordinary shares standing in our name in the Register of Members of the Company, free of any liens, encumbrances or other restrictions thereon.

This Share Transfer may be signed in any number of counterparts, all of which taken together constitute one and the same document, and the Share Transfer takes effect when the last signatory signs this Share Transfer.

This Share Transfer is governed by Cayman Islands law and is executed and delivered as a deed.

/s/ Kam Lian Je Jacinta

For and on behalf of
Innovative Housing Solutions Pte. Ltd.
By: Kam Lian Je Jacinta
Transferor

Date: 07 Sept 2020

/s/ Colin Bird

For and on behalf of
IHS Green Holdings Ltd.
By: Colin Bird
Tranferee

Date: 07 Sept 2020

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